Exhibit 10.7
AMENDED AND RESTATED CALL OPTION AGREEMENT

This AMENDED AND RESTATED CALL OPTION AGREEMENT (this “Agreement”) is made and entered into as of May 12, 2010 (“Execution Date”) between

The “Grantees” set forth in Schedule A

Address:
Dongshifangtai Wenquan Management Zone,
Liaoning Province, Haichen City, 114226 P. R. China; and

The “Grantor”

Sherry Li

Address:
87 Dennis Street,
Garden City Park, NY 11040 USA; and

and is intended to amend, restate and replace, in its entirety, the original Call Option Agreement by and between the Grantees and Grantor effective as of the date of.

Grantor and Grantees are also referred to herein together as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, the Grantor owns 18,000,000 shares, par value $0.001, of the issued and outstanding common stock (the “Common Stock”) of China For-Gen Corp., a company incorporated in the State of Delaware (the “Company”);

WHEREAS, the Grantees agree that the Grantor transfer all shares of Common Stock owned by Grantor to the Grantees or the persons designated by Grantees;

WHEREAS, the Grantor has agreed to grant to the Grantees, and the Grantees have agreed to accept from the Grantor, an incentive option (the “Option”) to purchase a certain number of shares of Common Stock (the “Option Shares”) as set forth in Schedule A to this Agreement

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1.	DEFINITIONS; INTERPRETATION

1.1.	Terms defined in this Agreement. The following terms when used in this Agreement shall have the following definitions:

“Bankruptcy Law” means any Law of any jurisdiction relating to bankruptcy, insolvency, corporate reorganization, company arrangement, civil rehabilitation, special liquidation, moratorium, readjustment of debt, appointment of a conservator, trustee or receiver, or similar debtor relief.

“Business Day” means any day on which commercial banks are required to be open in the United States.

“Call Right” means the right and option granted to Grantees to purchase Common Stock from the Grantor during the Exercise Period.

“Completion Date” means the date within three (3) days after the service of the Exercise Notice by the Grantees on the Company.

“Distributions” means any cash proceeds arising from or in respect of, or in exchange for, or accruing to or in consequence of the Option Shares from the date hereof to the Expiration Date, including without limitation, the Dividends.

“Dividends” means the dividends declared by the Company and accrued in respect of the Option Shares (whether or not such dividends shall have been paid and received by the Grantees or his Nominee(s).

“Exercise Date” means the date for the Grantees or his Nominee(s) to exercise the Option pursuant to the terms of this Agreement.

“Exercise Price” means the exercise price to be paid by the Grantees to the Grantor of $0.0001 per Option Share.

“Exercise Notice” means the notice substantially in the form set out in Schedule B.

“Expiration Date” means 6:30 p.m. (New York time) on the fifth anniversary date therefrom.

“Government Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Person and any court or other tribunal); or (d) individual, Person or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Government Authority.

“Nominee” means such person nominated by the Grantees in the Transfer Notice to be the transferee of the Call Right or the Option Shares;

“Person” means any individual, firm, company, corporation, limited liability company, unincorporated association, partnership, trust, joint venture, governmental authority or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Transfer Notice” means the notice substantially in the form set out in Schedule C.

1.2.           Interpretation.

(a)           Certain Terms. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and any particular provision of this Agreement. The term “including” is not limited and means “including without limitation.”

(b)           Section References: Titles and Subtitles. Unless otherwise noted, all references to Sections herein are to Sections of this Agreement. The titles, captions and headings of this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(c)            Reference to Entities, Agreements. Statutes. Unless otherwise expressly provided herein, (i) references to a Person include its successors and permitted assigns, (ii) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements and other modifications thereto or supplements thereof and (iii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

2.            CALL RIGHT AND VOTING TRUST

2.1.           Call Right. The Grantees shall have, during the Exercise Period (as defined below), the right and option to purchase from the Grantor, and upon the exercise of such right and option the Grantor shall have the obligation to sell to the Grantee or his Nominee(s), the Option Shares identified in the Call Exercise Notice (the “Call Right”) pursuant to the terms hereof. Grantees or Nominee(s) shall be permitted to purchase, and Grantor shall be obligated to sell, the following number of Option Shares upon the attainment of the following conditions:

50% of the Option Shares shall vest and become exercisable on December 31, 2010; 50% of the Option Shares shall vest and become exercisable on December 31, 2011.

Notwithstanding anything in this Agreement, in case that the Grantor violates any provision of this Agreement, the Grantees shall receive an irrevocable Call Right to any and all of the Option Shares then held by the Grantor, The Grantees shall be entitled to exercise such Call Right immediately and the Grantor shall transfer to the Grantees or his Nominee(s) all of the Option Shares immediately upon the Grantees’ or his Nominee(s)’s exercise of such Call Right.

2.2. Call Period. The Call Right shall be exercisable by Grantees, by delivering a Call Exercise Notice at any time during the Exercise Period commencing on the date hereof and ending at 6:30 p.m. (New York time) on the fifth anniversary date therefrom (such date or the earlier expiration of the Call Right is referred to herein as the “Expiration Date”).

2.3. Nominees: Each Grantee may, at any time during the Exercise Period, at his sole discretion, nominate one or more person(s) (each a “Nominee”) to be the transferee(s) of whole or part of his Call Right, who shall hold and/or exercise the transferred Call Right on behalf of such Grantee.

2.4. Exercise Process. In order to exercise the Call Right during the Exercise Period, each Grantee or his Nominee(s) shall deliver to the Grantor, a written notice of such exercise substantially in the form attached hereto as Schedule B (a “Call Exercise Notice”) to such address or facsimile number as set forth therein. The Call Exercise Notice shall indicate the number of the Option Shares as to which the Grantee or his Nominee(s) is/are then exercising his/her Call Right and the aggregate Call Price. Provided the Call Exercise Notice is delivered in accordance with Section 5 to the Grantor on or before 6:30 p.m. (New York time) on a Business Day, the date of exercise (the “Exercise Date”) of the Call Right shall be the date of such delivery of such Call Exercise Notice. In the event the Call Exercise Notice is delivered after 6:30 p.m. (New York time) on a Business Day or on a day which is not a Business Day, the Exercise Date shall be deemed to be the first Business Day after the date of such delivery of such Call Exercise Notice. The delivery of a Call Exercise Notice in accordance herewith shall constitute a binding obligation (a) on the part of the Grantee or his Nominee(s) to purchase, and (b) on the part of the Grantor to sell, the Option Shares subject to such Call Exercise Notice in accordance with the terms of this Agreement.

2.5. Call Price. If the Call Right is exercised pursuant to this Section 2, as payment for the Option Shares being purchased by the Grantees or Nominee(s) pursuant to the Call Right, such Grantees or Nominee(s) shall pay the aggregate Call Price to the Grantor within fifteen (15) Business Days of the Exercise Date.

2.6  Transfer Notice: In case any Grantee transfers any or all of his Call Right to one or more Nominees in accordance with Section 2.3 above, the Grantee shall provide a Transfer Notice to the Grantor.

2.7 Voting Trust: The Grantor hereby agrees to irrevocably appoint each Grantee with the exclusive right to exercise, on his/her behalf, all of his/her voting rights with respect to the Option Shares in accordance with the relevant laws and Articles of Association of the Company. The Grantees shall have right to vote their respective Option Shares on behalf of the Grantor before all Option Shares are transferred to the Grantees. The Grantees hereby agree to accept such authorization.

2.8 Adjustment: If, prior to the Completion Date, the Company shall effect any adjustment in its share capital (such as a share split, share dividend, share combination or other similar acts), then the number of Option Shares and the Exercise Price shall be adjusted accordingly to take such adjustment into account.

3.	ENCUMBRANCES; TRANSFERS, SET-OFF AND WITHHOLDINGS

3.1. Encumbrances. Upon exercise of the Call Right, the Option Shares being purchased shall be sold, transferred and delivered to the Grantees free and clear of any claim, pledge, charge, lien, preemptive rights, restrictions on transfers (except as required by securities laws of the United States), proxies, voting agreements and any other encumbrance whatsoever.

3.2 Transfers. Prior to the Expiration Date, the Grantor shall continue to own, free and clear of any hypothecation, pledge, mortgage or other encumbrance, except pursuant to this Agreement and for the benefit of the Grantees, such number of Option Shares as may be required from time to time in order for the Grantees to exercise their Call Rights in full.

3.3. Set-off. The Grantees shall be entitled to receive all of the Option Shares subject to the exercise of a Call Right, and for the purposes of this Agreement, Grantor hereby waives, as against the Grantees or any of their Nominee(s), all rights of set-off or counterclaim that would or might otherwise be available to the Grantor.

3.4           Escrow of the Option Shares.

(a)          Upon execution of this Agreement, the Grantor shall deliver to Grantee the stock certificates representing the Option Shares. The stock certificates representing the Option Shares (together with duly executed stock powers in blank) shall be held by Grantee.

(b)          Upon receipt of a Call Exercise Notice, the Grantee shall promptly deliver the Option Shares being purchased pursuant to such Call Exercise Notice in accordance with the instructions set forth therein.

4.	REPRESENTATIONS, WARRANTIES AND COVENANTS.

4.1.             Representations and Warranties by the Grantor. The Grantor represents and warrants to the Grantees that:

(a)          Valid and Binding Obligations. This Agreement, and all agreements and documents executed and delivered pursuant to this Agreement, constitute valid and binding obligations of the Grantor, enforceable against such Grantor in accordance with its terms, subject to applicable Bankruptcy Laws and other laws or equitable principles of general application affecting the rights of creditors generally.

(b)           No Conflicts. Neither the execution or delivery of this Agreement by the Grantor nor the fulfillment or compliance by the Grantor with any of the terms hereof shall, with or without the giving of notice and/or the passage of time, (i) conflict with, or result in a breach of the temrs, conditions or provisions of, or constitute a default under, any contract or any judgment, decree or order to which Grantor is subject or by which the Grantor is bound, or (ii) require any consent, license, permit, authorization, approval or other action by any Person or Government Authority which has not yet been obtained or received. The execution, delivery and performance of this Agreement by the Grantor or compliance with the provisions hereof by the Grantor do not, and shall not, violate any provision of any Law to which the Grantor is subject or by which it is bound.

(c)          No Actions. There are no lawsuits, actions or investigations, or to the best knowledge of the Grantor, claims or demands from any other third party, or other proceedings pending or, to the best of the knowledge of the Grantor, threatened against the Grantor which, if resolved in a manner adverse to the Grantor, would adversely affect the right or ability of the Grantor to carry out its obligations set forth in this Agreement (the “Actions”) as of the execution of this Agreement. The Grantor further warrants and covenants that such actions will not occur after the execution of this Agreement.

(d)           Title. The Grantor owns the Option Shares free and clear of any claim, pledge, charge, lien, preemptive rights, restrictions on transfers, proxies, voting agreements and any other encumbrance whatsoever, except as contemplated by this Agreement. The Grantor has not entered into or is a party to any agreement that would cause the Grantor to not own such Option Shares free and clear of any encumbrance, except as contemplated by this Agreement

(e)           Exercise of Rights. Without first obtaining written instruction from the Grantees, the Grantor will not exercise any rights in connection with the Option Shares to which the Grantor is entitled as of the date of this Agreement, including but not limited to voting rights, share transfer right, dividends rights, preemptive right or any rights in connection with pledge, proxy, charge, lien. The Grantor further warrants and covenants that it will, unconditionally and immediately, exercise any rights in connection with the Option Shares in compliance with the Grantees’ written instruction upon its receipt of such written instruction.

4.2            Representations and Warranties bv Grantees. Each of Grantees represents and warrants to the Grantor that:

(a)          Valid and Binding Obligations. This Agreement, and all agreements and documents executed and delivered pursuant to this Agreement, constitute valid and binding obligations of the Grantees, enforceable against the Grantees in accordance with its terms, subject to applicable Bankruptcy Laws and other laws or equitable principles of general application affecting the rights of creditors generally.

(b)          No Conflicts. Neither the execution nor delivery of this Agreement by the Grantees nor the fulfillment or compliance by the Grantees with any of the terms hereof shall, with or without the giving of notice and/or the passage of time, (i) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or any judgment, decree or order to which Grantees are subject or by which Grantees are bound, or (ii) require any consent, license, permit, authorization, approval or other action by any Person or Government Authority which has not yet been obtained or received. The execution, delivery and performance of this Agreement by the Grantees or compliance with the provisions hereof by the Grantees do not, and shall not, violate any provision of any Law to which Grantees are subject or by which they are bound.

(c)          No Actions. There are no lawsuits, actions (or to the best knowledge of the Grantees, investigations), claims or demands or other proceedings pending or, to the best of the knowledge of the Grantees, threatened against the Grantees which, if resolved in a manner adverse to the Grantees, would adversely affect the right or ability of the Grantees to carry out his obligations set forth in this Agreement.

 4.3          Covenants.

(a)          Other than the proposed recapitalization of the Company and the initial public offering contemplated by the Company as of the date hereof, without the prior written consent of the Grantees, the Grantor shall vote the Option Shares such that the Company shall not, (i) issue or create any new shares, equity, registered capital, ownership interest, or equity-linked securities, or any options or warrants that are directly convertible into, or exercisable or exchangeable for, shares, equity, registered capital, ownership interest, or equity-linked securities of the Company, or other similar equivalent arrangements, (ii) alter the shareholding structure of the Company, (iii) cancel or otherwise alter the Option Shares, (iv) amend the charter or the by-laws of the Company, (v) liquidate or wind up the Company, (vi) sell, transfer, assign, hypothecate or otherwise reduce the value of any assets held by the Company, including but without limitation, any and all shares in the Company or (vi) act or omit to act in such a way that would be detrimental to the interest of the Grantees in the Option Shares, (vii) transfer, assign, pledge, hypothecate or vest any option on his shares in the Company to any third party. The Grantor shall cause the Company to disclose to the Grantees true copies of all the financial, legal and commercial documents of the Company, the resolutions of the shareholders and the board of directors.

(b)           The Grantor agrees that each Grantee or his Nominee(s) shall be entitled to all the Distributions in respect of the Option Shares. In the event that any such Distributions has been received by the Grantor for any reason, the Grantor shall, at the request of the Grantees, pay an amount equivalent to the Distributions received by him to the Grantees or their Nominee(s) at the time of the exercise of the Call Right by the Grantees or their Nominee(s).

(c)          The transactions contemplated hereunder and any information exchanged between the Parties pursuant to this Agreement will be held in complete and strict confidence by the concerned Parties and their respective advisors, and will not be disclosed to any person except: (i) to the Parties’ respective officers, directors, employees, agents. representatives, advisors, counsel and consultants that reasonably require such information and who agree to comply with the obligation of non-disclosure pursuant to this Agreement; (ii) with the express prior written consent of the other Party; or (iii) as may be required to comply with any applicable law, order, regulation or ruling, .or an order, request or direction of a government agency; provided, however, that the foregoing shall not apply to information that: (1) was known to the receiving Party prior to its first receipt from the other Party; (2) becomes a matter of public knowledge without the fault of the receiving Party; or (3) is lawfully received by the Party from a third person with no restrictions on its further dissemination.

(d)          If at any time: (i) the Grantor fails to deliver the Option Shares in accordance with this Agreement, if such failure is not remedied on or before the third Business Day after notice of such failure is given to the Grantor by any Grantee; (ii) the Grantor fails to comply with or perform any agreement, covenant or obligation to be complied with or performed by the Grantor in accordance with this Agreement if such failure is not remedied on or before the third Business Day after notice of such failure is given to the Grantor by any Grantee; or (iii) the Grantor (1) becomes insolvent or is unable to pay his debts or fails or admits in writing his inability ,generally to pay his debts as they become due; (2) makes a general assignment, arrangement or composition with or for the benefit of his creditors; (3) institutes or has instituted against him a proceeding seeking a judgment of insolvency or bankruptcy or any relief under any Bankruptcy Law, (4) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for him or for all or substantially all his assets; (5) has a secured party that takes possession of all or substantially all his assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all his assets, (6) causes or is subject to any event with respect to him which, under the applicable Law, has an analogous effect to any of the events described in clauses (1) through (5); or (7) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts, then the Call Right shall become immediately exercisable in respect of all of the Option Shares.

5.	COMPLETION

5.1  Time and Venue. Completion of the sale and purchase of the Option Shares pursuant to the Exercise shall take place at such place decided by each Grantee on the Completion Date and reasonably acceptable to the Grantor.  The Parties agree that New York is a reasonable place for the completion of the sale.

5.2. Business at Completion. On the Completion Date, all (but not part only) of the following shall be transacted:

(a) the exercising Grantees shall pay the Exercise Price to the Grantor by wire transfer or such other method as shall be reasonably acceptable to Grantor;

(b) the Grantor shall, and to the extent that any action on the part of any other shareholder or director of the Company is required, procure the then existing shareholders and directors of the Company to, within three (3) business days after the date of Exercise Notice, deliver to the exercising Grantees (or their Nominee(s)) and take all corporate actions necessary to give effect to the delivery of a share certificate or share certificates in respect of the number of Option Shares exercised by the Grantees;

6.	MISCELLANEOUS.

6.1. Governing Law; Jurisdiction. This Agreement shall be construed according to, and the rights of the Parties shall be governed by, the laws of the State of New York, without reference to any conflict of laws principle that would cause the application of the laws of any jurisdiction other than New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of the federal and state courts sitting in the City of New York, for the adjudication of any dispute hereunder or in connection herewith, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that such, suit, action or proceeding is brought in an inconvenient forum, or that the venue of such suit, action or proceeding is improper.

6.2. Successors and Assigns. No Party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Party. The provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the Parties.

5.3. Entire Agreement Amendment. This Agreement constitutes the full and entire understanding and agreement between and among the Parties with regard to the subject matter hereof. Any term of this Agreement may be amended only with the written consent of each Party.

5.4. Notices and Other Communications. Any and all notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement shall be in writing and shall be provided by one or more of the following means and shall be deemed to have been duly given (a) if delivered personally, when received, (b) if transmitted by facsimile, on the date of transmission with receipt of a transmittal confirmation, or (c) if by an internationally recognized overnight courier service, one Business Day after deposit with such courier service. All such notices, requests, demands and other communications shall be addressed to such address or facsimile number as a party may have specified to the other parties in writing delivered in accordance with this Section 6.4.

5.5. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Person hereunder, upon any breach or default under this Agreement, shall impair any such right, power or remedy nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Person hereunder of any breach or default under this Agreement, or any waiver on the part of any Person of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing and signed by the waiving or consenting Person.

5.6. Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly affects the Parties’ intent in entering into this Agreement.

5.7  Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent and no rules of strict construction will be applied against any Party.

5.8. Further Assurances. The Parties shall perform such acts, execute and deliver such instruments and documents and do all other such things as may be reasonably necessary to effect the transactions contemplated hereby.

5.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a Party shall constitute a valid and binding execution and delivery of this Agreement by such Party.

[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Grantor: ___________________________ Grantees: ___________________________

Acknowledged and agreed to:

SCHEDULE A

Grantees and Option Shares

Grantees	Number of Option Shares	Exercise Price
WANG Baoquan	5,184,000 shares	USD $0.0001 per share
XU Gang	4,399,950 shares	USD $0.0001 per share
FANG Jun	3,596,850 shares	USD $0.0001 per share
WU Lanfeng	1,219,200 shares	USD $0.0001 per share
YU Jia	3,600,000 shares	USD $0.0001 per share

SCHEDULE B

Form of Exercise Notice

[____________](the “Grantor”)
[____________]
[____________]
Attention; [_______]

Re:           Call Option Agreement dated _______________(the “Call Option Agreement”) between [              ] (“Grantees”) and [                 ](“Grantor”)

Dear Sir:

In accordance with Section 2.3 of the Call Option Agreement, the undersigned Grantee hereby provides this notice of exercise of the Call Right in the manner specified below:

(a) The Grantee hereby exercises its Call Rights with respect to Option Shares pursuant to the Call Option Agreement.

(b) The Grantee intends to buy [ ] Option Shares and shall pay the sum of $____________to the Grantor.

Dated: _______________

______________________

SCHEDULE C

Form of Transfer Notice

To	:	[ ] (the “Grantor”)
From	:	[ ] (the “Grantees”)

I, the undersigned, refer to the Call Option Agreement (the “Call Option Agreement”) as amended on May 12, 2010 made between Grantees and Grantor. Terms defined in the Call Option Agreement shall have the same meanings as used herein.

I hereby give you notice that I will transfer to ______________ the following portion of the Call Right, expressed in terms of the number of Option Shares represented by the portion of the Call Right transferred in accordance with the terms and conditions of the Call Option Agreement.

Nominees                                           Option Shares to be Transferred

Dated [           ]
Yours faithfully,

_____________________________
Sherry Li
[Grantor]